Alpha Generation Inc.
(A Development Stage Enterprise)
Consolidated Balance Sheets


A S S E T S
                                  		As of December 31
					   2002		  	 2001
Current Assets:
 Cash					$  3,848 	$      	    -
 Accounts Receivable 		  	   3,070 	      	    -
Total Current Assets 		  	   6,918 	      	    -

Investments
 Investments		 	 	  19,849 	  	55,923

Total Investments		 	  19,849  	  	55,923

Total Assets		       		 $26,767 	 $	55,923


L I A B I L I T I E S

Current Liabilities:

Due to Officer				 $ 9,351 	  $ 	 9,351

Total Current Liabilities  		   9,351 	   	 9,351


Total Liabilities			   9,351   	   	 9,351


STOCKHOLDERS'  EQUITY

Preferred Stock:
500,000 authorized shares,
no par value 				 	- 		     0
no shares issued and
outstanding

Common Stock						    	     -
50,000,000 authorized shares,
no par value 8,954,347 shares
issued and outstanding
Additional Paid-in-Capital		 232,784 		232,784
Comprehensive Income (Loss)    		(215,553)	       (177,271)
Accumulated Income during
      the development period	            185 		 (8,941)

	Total Stockholders' Equity       17,416 		 46,572

	Total Liabilities and
	Stockholders'  Equity		$26,767 	        $55,923

Alpha Generation Inc.
(A Development Stage Enterprise)
Consolidated Statement of Operations

 	 			For the Twelve Months 	 From Inception
	 			ended December 31	 To Dec 31
 					2002	         2001	   2002
Revenues:
Revenues				$27,180 	$19,952  $61,527


Expenses:
  General and
  Administrative Expenses		 19,747   	 21,337   63,035

Total Expenses			 	 19,747 	 21,337   63,035

Net Loss from Operations 	  	  7,433          (1,385)  (1,508)

Other Income & Expenses:

Other Income			 	  1,693  	     - 	   1,693

Provision for Income Taxes:

Income Tax Benefit 		     	      -   	     - 	       -

Net Income (Loss)			$ 9,126        $(1,385)	  $  185

Basic and Diluted
      Earnings per Common Share 	   Nil	 	   Nil 	     Nil

Weighted Average
number of Common Shares	    	     8,954,347 	     8,954,347 8,954,347
used in per share calculations




Alpha Generation Inc.
(A Development Stage Enterprise)
Consolidated Statement of Cash Flows

				For the Twelve Months 	From Inception
				Ended December 31	to December 31
				2002			2001		2002
Cash Flows from
Operating Activities:


Net Income (Loss)		 $9,126              $(1,385)	 	$185

Changes in operating
assets and liabilities:

Accounts Receivable		 (3,070)     	     (3,070)
Due to Officer			 (2,208)              1,385            2,163

Total Adjustments 		 (5,278)	      1,385            2,163

Net Cash used in
Operating  Activities  		  3,848 	          -            2,348

Cash Flows from
Investing Activities:


Net Cash used in
Investing Activities	   	     - 		          - 	          -

Cash Flows from
Financing Activities:

Common Stock	         	    - 	                  -           1,500

Net Cash used in
Financing Activities	  	    - 		          -           1,500


Net Increase in Cash  	        3,848 	                  -           3,848

Cash Balance, Begin Period  	    - 		          - 	          -

Cash Balance, End Period       $3,848 		  $       -          $3,848



Alpha Generation Inc.
(A Development Stage Enterprise)
Consolidated Statement of
Stockholders' Equity
Accumulated
                                  No Par  Paid-In  Accumulated Comprehensive Stockholders'
                   	  Shares  Value   Capital   Deficit 	Loss         Equity
Balance
February 14, 1994   	         -  $  -   $      -  $      -    $     -

Stock Issuance   	 8,954,347     -    232,784    	    -  	               232,784

Net Income (Loss) 	                                         $    185     $    185
Comprehensive Loss 	 			      (215,553)	        -     (215,553)

Balance
December 31, 2002 	 8,954,347  $  -   $232,784  $(215,553)	 $    185     $ 17,416
